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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 0)*


               NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION
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                                (Name of Issuer)


                          Common Stock, Par Value $0.01
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                         (Title of Class of Securities)


                                   656863 10 7
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                                 (CUSIP Number)


                                  July 31, 2002
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            (Date of Event which Requires Filing of this Settlement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]     Rule 13d-1(b)
          [X]     Rule 13d-1(c)
          [_]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

-------------------------------                  -------------------------------
     CUSIP No. 656863 10 7                            Page  2  of  4  Pages
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     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mike D. Case     Social Security No.:    ###-##-####
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     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)     [_]
                                                                 (b)     [X]
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     3    SEC USE ONLY

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     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
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--------------------------------------------------------------------------------

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                                 5     SOLE VOTING POWER

          Number of                    2,000,000
           Shares              ------- -----------------------------------------
        Beneficially             6     SHARED VOTING POWER

          Owned by                     -0-
            Each               ------- -----------------------------------------
                                 7     SOLE DISPOSITIVE POWER
          Reporting
           Person                      2,000,000
                               ------- -----------------------------------------
            With                 8     SHARED DISPOSITIVE POWER

                                       -0-
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     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,000,000
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    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [_]
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    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          8.10%
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    12    TYPE OF REPORTING PERSON*

          IN
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                                                               Page 3 of 4 Pages

Item 1.

     (a)  Name of Issuer:
                North American Gaming and Entertainment Corporation

     (b)  Address of Issuer's Principal Executive Offices:
                13150 Coit Road, Suite 1100
                Dallas, TX 75240 Item 2.

Item 2.

     (a)  Name of Person Filing: Mike D. Case

     (b)  Business Address:
                4200 East Skelly Drive
                Tulsa, Oklahoma 74135

     (c)  Citizenship: USA

     (d) Title of Class of Securities: North American Gaming and Entertainment Corporation Common Stock

     (e)  CUSIP Number 656863 10 7

Item 3.   Not applicable

Item 4.   Ownership

     (a)  Amount benerficially owned: 2,000,000 shares

     (b)  Percent of class: 8.10%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote of 2,000,000 shares.

          (ii)  Shared power to vote or to direct the vote  0 .
                                                           ---

          (iii) Sole power to dispose or to direct the disposition of 2,000,000 shares.

          (iv)  Shared power to dispose or to direct the disposition of  0 .
                                                                        ---

Item 5.   Ownership of Five Percent or Less of a Class

                Not applicable

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                                                               Page 4 of 4 Pages

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person

                Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company

                Not applicable.

Item 8.   Identification and Classification of Members of the Group.

                Not applicable.

Item 9.   Notice of Dissolution of Group

                Not applicable.

Item 10.  Certification

     (a)  Not applicable

     (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my information and belief, I certify that the information set forth in this statement is true, complete, and correct.


August 2, 2002
--------------
Date


                                          /s/ Mike D. Case
                                          ---------------------------
                                          Mike D. Case